EXHIBIT 99.1

For Immediate Release

AAM Reports Third Quarter 2017 Financial Results

Third quarter net income increases by 40% on a year-over-year basis

DETROIT, November 3, 2017 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the third quarter 2017 and updated its full year 2017 financial outlook.
Third Quarter 2017 Results

•	Sales of $1.72 billion

•	Net income attributable to AAM of $86.2 million, or 5.0% of sales

•	Diluted earnings per share of $0.75

•	Adjusted earnings per share of $0.86

•	Adjusted EBITDA of $297.7 million, or 17.3% of sales

•	Net cash provided by operating activities of $207.5 million

•	Adjusted free cash flow of $87.9 million

“AAM’s third quarter performance was highlighted by continued sales growth, business diversification and cash flow generation as a result of our recent strategic actions and the realization of our new and incremental business backlog,” said AAM's Chairman & Chief Executive Officer, David C. Dauch.
AAM's third quarter of 2017 results reflect the impact of the acquisition of Metaldyne Performance Group Inc. (MPG) that was completed on April 6, 2017.
AAM's sales in the third quarter of 2017 increased to $1.72 billion as compared to $1.01 billion in the third quarter of 2016. AAM's net sales in the first nine months of 2017 increased to $4.53 billion as compared to $3.00 billion in the first nine months of 2016. Non-GM sales in the third quarter of 2017 were a record $1.01 billion as compared to $307.7 million in the third quarter of 2016.
AAM's net income in the third quarter of 2017 was $86.2 million, or $0.75 per share as compared to net income of $61.7 million, or $0.78 per share in the third quarter of 2016. AAM’s net income in the first nine months of 2017 was $230.8 million, or $2.27 per share as compared to $193.8 million, or $2.47 per share in the first nine months of 2016.
AAM defines Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, and non-recurring items, including the tax effect thereon. Adjusted earnings per share in the third quarter of 2017 were $0.86 compared to $0.83 in the third quarter of 2016. Adjusted earnings per share in the first nine months of 2017 were $2.89 as compared to $2.51 in the first nine months of 2016.
AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, and non-recurring items. In the third quarter of 2017, Adjusted EBITDA was $297.7 million, or 17.3% of sales, as compared to $156.7 million, or 15.6% of sales, in the third quarter of 2016. In the first nine months of 2017, AAM's Adjusted EBITDA was $807.0 million, or 17.8% of sales, as compared to $471.3 million, or 15.7% of sales, in the first nine months of 2016.
AAM's net cash provided by operating activities for the third quarter of 2017 was $207.5 million as compared to $107.5 million in the third quarter of 2016. AAM's net cash provided by operating activities for the first nine months of 2017 was $420.7 million as compared to $291.0 million for the first nine months of 2016.
AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs, settlements of pre-existing accounts payable balances with acquired entities, and interest payments upon the settlement of acquired company debt. AAM's Adjusted free cash flow for the third quarter of 2017 was $87.9 million as compared to $54.6 million for the third quarter of 2016. AAM's Adjusted free cash flow for the first nine months of 2017 was $290.0 million as compared to $135.8 million for the first nine months of 2016.

AAM Updates Full Year 2017 Outlook
AAM has updated its full year 2017 financial outlook:

•
AAM has increased its sales target to a range of $6.2 billion to $6.25 billion for the full year 2017, which excludes MPG's pre-acquisition sales for the period between January 1, 2017 and April 5, 2017. This sales projection is based on the anticipated launch schedule of programs in AAM's new and incremental business backlog and the assumption that the U.S. Seasonally Adjusted Annual Rate of sales will be approximately 17 million light vehicle units in 2017.

•	AAM is targeting Adjusted EBITDA of approximately $1.1 billion in 2017.

•	AAM is targeting Adjusted free cash flow of approximately 5% of sales in 2017.

•	AAM is targeting full year capital spending of approximately 8% of sales in 2017.

AAM to Redeem its 5.125% Notes
AAM has issued a notice of redemption for the $200 million aggregate principal amount of its outstanding 5.125% senior unsecured notes due 2019 (5.125% Notes) at par, plus accrued and unpaid interest to the redemption date of December 4, 2017. AAM will use cash on hand to settle the redemption of the 5.125% Notes.
“Our recent strong free cash flow generation has allowed AAM to accelerate our debt paydown plan. AAM will continue to maximize shareholder value through balanced capital allocation priorities focused on profitably growing the business while reducing our debt leverage,” said Dauch.

Third Quarter 2017 Conference Call Information
A conference call to review AAM's third quarter 2017 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (855) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 1:00 p.m. ET on November 3, 2017 until 11:59 p.m. ET November 10, 2017 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 87956026.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted earnings per share and Adjusted free cash flow. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Certain of the forward-looking financial measures included in this earnings release are provided on a non-GAAP basis. A reconciliation of non-GAAP forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not practical given the difficulty of projecting event driven transactional and other non-core operating items, as well as purchase accounting adjustments and their related effects in any future period. The magnitude of these items, however, may be significant.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
AAM is a premier, global leader in design, engineering, validation and manufacturing of driveline, metal forming, powertrain, and casting products for automotive, commercial and industrial markets.

Headquartered in Detroit, AAM has over 25,000 associates operating at more than 90 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership. To learn more, visit www.aam.com.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and FCA); our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to attract new customers and programs for new products; our ability to successfully integrate the business and information systems of Metaldyne Performance Group, Inc. (MPG) and to realize the anticipated benefits of the merger; risks inherent in our global operations (including adverse changes in trade agreements, tariffs, immigration policies, political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); negative or unexpected tax consequences; risks related to disruptions to ongoing business operations as a result of the merger with MPG, including disruptions to management time; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; global economic conditions; a significant disruption in operations at one or more of our key manufacturing facilities; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; price volatility in, or reduced availability of, fuel; potential liabilities or litigation relating to, or assumed in, the MPG merger; potential adverse reactions or changes to business relationships resulting from the completion of the merger with MPG; our ability to protect our intellectual property and successfully defend against assertions made against us; our ability to attract and retain key associates; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities or reputational damage; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.
# # #
For more information:
Investor Contact
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact
Christopher M. Son
Executive Director, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in millions, except per share data)

Net sales	$1,724.4	$1,006.9	$4,532.1	$3,001.5

Cost of goods sold	1,426.7	825.7	3,707.3	2,454.9

Gross profit	297.7	181.2	824.8	546.6

Selling, general and administrative expenses	102.3	78.6	289.1	231.8

Amortization of intangible assets	24.4	1.3	50.8	3.6

Restructuring and acquisition-related costs	22.8	—	90.5	—

Operating income	148.2	101.3	394.4	311.2

Interest expense	(57.5)	(23.2)	(139.9)	(70.2)

Investment income	0.8	0.5	2.2	2.6

Other income (expense)
Debt refinancing and redemption costs	—	—	(2.7)	—
Other income (expense), net	0.5	0.9	(7.4)	4.0

Income before income taxes	92.0	79.5	246.6	247.6

Income tax expense	5.7	17.8	15.6	53.8

Net income	$86.3	$61.7	$231.0	$193.8

Net income attributable to noncontrolling interests	(0.1)	—	(0.2)	—

Net income attributable to AAM	$86.2	$61.7	$230.8	$193.8

Diluted earnings per share	$0.75	$0.78	$2.27	$2.47

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in millions)
Net income	$86.3	$61.7	$231.0	$193.8

Other comprehensive income (loss)
Defined benefit plans, net of tax (a)	3.1	0.6	3.7	5.3
Foreign currency translation adjustments	42.8	(0.8)	79.3	15.0
Changes in cash flow hedges, net of tax (b)	1.1	(4.1)	21.5	(6.4)
Other comprehensive income (loss)	47.0	(4.3)	104.5	13.9

Comprehensive income	$133.3	$57.4	$335.5	$207.7

Net income attributable to noncontrolling interests	(0.1)	—	(0.2)	—

Comprehensive income attributable to AAM	$133.2	$57.4	$335.3	$207.7

_______________________________________

(a)
Amounts are net of tax of $(1.0) million and $(1.2) million for the three and nine months ended September 30, 2017, and $(0.1) million and $(2.8) million for the three and nine months ended September 30, 2016, respectively.

(b)	Amounts are net of tax of $0.7 million for the nine months ended September 30, 2017.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2017	December 31, 2016
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$549.6	$481.2
Accounts receivable, net	1,122.0	560.0
Inventories, net	396.6	182.3
Prepaid expenses and other	144.5	75.8
Total current assets	2,212.7	1,299.3

Property, plant and equipment, net	2,302.7	1,093.7
Deferred income taxes	39.9	369.4
Goodwill	1,654.6	154.0
Intangible assets, net	1,236.6	28.5
GM postretirement cost sharing asset	232.2	236.1
Other assets and deferred charges	379.6	242.9
Total assets	$8,058.3	$3,423.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$6.8	$3.3
Accounts payable	856.4	382.3
Accrued compensation and benefits	200.0	139.3
Deferred revenue	28.5	24.6
Accrued expenses and other	193.3	102.0
Total current liabilities	1,285.0	651.5

Long-term debt, net	4,169.3	1,400.9
Deferred revenue	79.7	70.8
Deferred income taxes	233.5	15.0
Postretirement benefits and other long-term liabilities	854.2	779.9
Total liabilities	6,621.7	2,918.1

Total AAM stockholders' equity	1,432.8	505.8
Noncontrolling interests in subsidiaries	3.8	—
Total stockholders' equity	1,436.6	505.8
Total liabilities and stockholders' equity	$8,058.3	$3,423.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in millions)
Operating Activities
Net income	$86.3	$61.7	$231.0	$193.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	122.6	49.9	303.4	150.4
Other	(1.4)	(4.1)	(113.7)	(53.2)
Net cash provided by operating activities	207.5	107.5	420.7	291.0

Investing Activities
Purchases of property, plant and equipment	(140.1)	(53.0)	(278.7)	(158.7)
Proceeds from sale of property, plant and equipment	0.2	0.1	1.7	0.7
Proceeds from government grants	—	—	—	2.8
Acquisition of business, net of cash acquired	—	—	(895.5)	—
Other	(4.2)	(5.6)	(6.7)	(4.6)
Net cash used in investing activities	(144.1)	(58.5)	(1,179.2)	(159.8)

Financing Activities
Net debt activity	(7.2)	(3.2)	822.7	22.6
Purchase of treasury stock	(0.1)	(0.3)	(7.0)	(5.3)
Employee stock option exercises	—	0.2	0.9	0.3
Net cash provided by (used in) financing activities	(7.3)	(3.3)	816.6	17.6

Effect of exchange rate changes on cash	2.9	(0.2)	10.3	2.6

Net increase in cash and cash equivalents	59.0	45.5	68.4	151.4

Cash and cash equivalents at beginning of period	490.6	388.4	481.2	282.5

Cash and cash equivalents at end of period	$549.6	$433.9	$549.6	$433.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in millions)

Net income attributable to AAM	$86.2	$61.7	$230.8	$193.8
Interest expense	57.5	23.2	139.9	70.2
Income tax expense	5.7	17.8	15.6	53.8
Depreciation and amortization	122.6	49.9	303.4	150.4
EBITDA	$272.0	$152.6	$689.7	$468.2
Restructuring and acquisition-related costs	22.8	4.1	90.5	4.1
Debt refinancing and redemption costs	—	—	2.7	—
Non-recurring items:
Acquisition-related fair value inventory adjustment	—	—	24.9	—
Other (b)	2.9	—	(0.8)	(1.0)
Adjusted EBITDA	$297.7	$156.7	$807.0	$471.3

Adjusted earnings per share(c)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Diluted earnings per share	$0.75	$0.78	$2.27	$2.47
Restructuring and acquisition-related costs	0.20	0.05	0.89	0.05
Debt refinancing and redemption costs	—	—	0.03	—
Non-recurring items:
Acquisition-related fair value inventory adjustment	—	—	0.24	—
Acquisition-related tax adjustments	(0.04)	—	(0.12)	—
Other (b)	0.03	—	(0.01)	(0.01)
Tax effect of adjustments	(0.08)	—	(0.41)	—
Adjusted earnings per share	$0.86	$0.83	$2.89	$2.51

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free cash flow and Adjusted free cash flow(d)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in millions)

Net cash provided by operating activities	$207.5	$107.5	$420.7	$291.0
Capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants	(139.9)	(52.9)	(277.0)	(155.2)
Free cash flow	67.6	54.6	143.7	135.8
Cash payments for restructuring and acquisition-related costs	20.3	—	86.5	—
Acquisition-related settlement of pre-existing accounts payable balances with acquired entities	—	—	35.2	—
Interest payments upon the settlement of acquired company debt	—	—	24.6	—
Adjusted free cash flow	$87.9	$54.6	$290.0	$135.8

Segment Financial Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in millions)
Segment Sales
Driveline	$1,007.9	$956.1	$3,028.7	$2,840.4
Metal Forming	368.2	137.2	887.5	414.4
Powertrain	260.9	—	544.5	—
Casting	226.6	—	452.2	—
Total Sales	1,863.6	1,093.3	4,912.9	3,254.8
Intersegment Sales	(139.2)	(86.4)	(380.8)	(253.3)
Net External Sales	$1,724.4	$1,006.9	$4,532.1	$3,001.5

Segment Adjusted EBITDA(a)
Driveline	$181.4	$134.4	$513.5	$391.9
Metal Forming	70.7	22.3	170.5	79.4
Powertrain	36.8	—	88.7	—
Casting	8.8	—	34.3	—
Total Segment Adjusted EBITDA	$297.7	$156.7	$807.0	$471.3

________________

(a)
We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. We also use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)
For the three months ended on September 30, 2017, other non-recurring items reflect the impact of a non-cash pension settlement charge related to one of our foreign entities. For the nine months ended on September 30, 2017, other non-recurring items also reflect the impact of a gain related to the change of our method of accounting for indirect inventory and the interest expense for the debt drawdown period prior to acquisition funding requirement. For the three and nine months ended on September 30, 2016, other non-recurring items reflect the impact of an investment gain related to the final distribution of the Reserve Yield Plus Fund.

(c)
We define Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, and non-recurring items, including the tax effect thereon. We believe Adjusted earnings per share is a meaningful measure as it is commonly utilized by management and investors in assessing ongoing financial performance that provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of core operating performance and which may obscure underlying business results and trends. Other companies may calculate Adjusted earnings per share differently.

(d)
We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs, settlements of pre-existing accounts payable balances with acquired entities, and interest payments upon the settlement of acquired company debt. We believe free cash flow and Adjusted free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow and Adjusted free cash flow are also key metrics used in our calculation of incentive compensation. Other companies may calculate free cash flow and Adjusted free cash flow differently.